Kaye Scholer llp	Mark S. Kingsley
212 836-7092
Fax 212 836-6792
mkingsley@kayescholer.com

425 Park Avenue
New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com

November 20, 2006

Spirit AeroSystems Holdings, Inc. 3801 South Oliver Street Wichita, Kansas 67210

Re:	Spirit AeroSystems Holdings, Inc. (the “Company”) Registration Statement on Form S-1

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-1 filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 3,450,000 shares of class A common stock, par value $0.01 per share (the “Shares”), of the Company (the “462 Registration Statement”). The 462 Registration Statement is being filed in connection with the same offering for which the Company filed a registration statement on Form S-1 (Registration Number 333-135486) with the Commission on June 30, 2006 (as amended, the “Initial Registration Statement”). The Shares are to be sold pursuant to an underwriting agreement to be entered into among the Company, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as Representatives, and the Selling Stockholders signatory thereto (in the form filed as Exhibit 1.1 to the Initial Registration Statement, the “Underwriting Agreement"), including up to 3,000,000 Shares to be sold by certain selling stockholders and up to an additional 450,000 Shares to be sold by the selling stockholders if the underwriters exercise their over-allotment option.

     We have acted as counsel for the Company in connection with its proposed sale of the Shares. In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.

     Based on and subject to the foregoing, it is our opinion that, upon the execution and delivery of the Underwriting Agreement, the Shares will be duly authorized, and the Shares will be validly issued, fully paid and non-assessable when the Shares have been issued by the Company upon the conversion of the shares of class B common stock, par value $0.01 per share,

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Kaye Scholer

2	November 20, 2006

in accordance with the terms of the Second Amended and Restated Certificate of Incorporation of the Company.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the 462 Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the 462 Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kaye Scholer LLP

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